UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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Lynch Corporation

(Name of Registrant as Specified In Its Charter)

Lynch Corporation

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LYNCH CORPORATION

50 Kennedy Plaza
Suite 1250
Providence, Rhode Island 02903

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2004

April 13, 2004

To the Shareholders of Lynch Corporation

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation (the “Corporation”), will be held at The Westin Hotel, 1 West Exchange Street, Providence, Rhode Island on Thursday, May 6, 2004, at 3:00 p.m. for the following purposes:

1. To elect five directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business on March 12, 2004 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

By Order of the Board of Directors

RAYMOND H. KELLER
Secretary

IMPORTANT

Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

LYNCH CORPORATION

50 Kennedy Plaza, Suite 1250
Providence, Rhode Island 02903

PROXY STATEMENT

       This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the “Corporation”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at The Westin Hotel, One West Exchange Street, Providence, Rhode Island on May 6, 2004, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 15, 2004.

      Only shareholders of record at the close of business on March 12, 2004 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,495,483 shares of the Corporation’s common stock, $0.01 par value (the “Common Stock”), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

      No action may be taken on any matter to be acted upon at the meeting unless a quorum is present with respect to that matter. For each matter to be acted upon at the meeting, a quorum consists of a majority of the votes entitled to be cast by all shares of Common Stock outstanding on the record date for the meeting. The election of directors shall be determined by a plurality of the votes cast.

      An automated system administered by the Corporation’s transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Corporation, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present (for quorum purposes) or entitled to vote with respect to that matter, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.

ITEM NO. 1

ELECTION OF DIRECTORS

      Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

      The election of directors shall be determined by a plurality of the votes cast.

      All of the nominees have served as directors of Lynch Corporation since the last Annual Meeting of Shareholders. The By-laws of the Corporation provide that the Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 13, 2004 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on page 7 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.

      The Board of Directors recommends a vote FOR the election of its Nominees FOR Directors for terms to expire at the 2005 Annual Meeting of the Stockholders.

		Served as	Business Experience And Principal Occupation For Last
		Director	5 Years; and Directorships in Public Corporations
Name	Age	From	and Investment Companies

E. Val Cerutti	64	1990	Business Consultant (since 1992); President and Chief Operating Officer (1975-1992) of Stella D’oro Biscuit Co., Inc., producer of bakery products; Director of Spinnaker Industries, Inc.; current Director or Trustee of four registered investment companies included within the Gabelli Funds Mutual Fund Complex; Director of Approach, Inc., a private company providing computer consulting services (since 1999); former Chairman of Board of Trustees of Fordham Preparatory School.
Mario J. Gabelli	61	1986	Chairman (1986 to August 2001) and Chief Executive Officer (1986 to January 2000; and April 2001 to August 2001) and Vice Chairman (since August 2001) of the Corporation; Chairman, Chief Executive Officer and a Director of Lynch Interactive Corporation (since September 1999); Chairman and Chief Executive Officer of Gabelli Group Capital Partners (since 1980), a private Corporation which makes investments for its own account; Chairman and Chief Executive Officer of Gabelli Asset Management Inc. (since 1999), a NYSE listed holding corporation for subsidiaries engaged in various aspects of the securities business; Director/ Trustee and/or President of all registered investment companies managed by Gabelli Funds, LLC (since 1986); Governor of the American Stock Exchange; Overseer of Columbia University Graduate School of Business; Trustee of Fairfield University, Roger Williams University, Winston Churchill Foundation and E.L. Wigend Foundation; Director of The National Italian American Foundation and The American-Italian Cancer Foundation; Chairman, Patron’s Committee of Immaculate Conception School; and former trustee of Fordham Preparatory School.

		Served as	Business Experience And Principal Occupation For Last
		Director	5 Years; and Directorships in Public Corporations
Name	Age	From	and Investment Companies

Avrum Gray	68	1999	Chairman and Chief Executive Officer of G-Bar Limited Partnership and affiliates (1982 to present), proprietary computer based derivative arbitrage trading companies; Gray Capital Corp., and ACI I (1958-1998); Chairman of the Board, Lynch Systems, Inc., (1997 through 2001); Director of Nashua Corp., a NYSE listed manufacturer of paper products and labels (2001 to present); Director of SL Industries, Inc., a ASE listed manufacturer of power and data quality equipment and systems (since 2001); Director of Material Sciences, Corporation, a NYSE listed provided of material-based solutions for electronic, acoustical, thermal and coated metal applications (since 2003); Current member of Illinois Institute of Technology Financial Markets and Trading Advisory Board; Former member of Illinois Institute of Technology Board of Overseers MBA Program; Former Chairman of Chicago Presidents Organization; Former Chairman of the Board of Trustees of Spertus College; Former Presidential Appointee to The U.S. Dept. of Commerce ISAC 16.
Ralph R. Papitto	77	1995	Chairman and Chief Executive Officer (since August 2001) of the Corporation; Chief Executive Officer of Avtek Inc., since 2000, a private holding company controlled by Mr. Papitto; Chairman and Chief Executive Officer of AFC Cable Systems, Inc., a NASDAQ listed manufacturer and supplier of electrical distribution products (1990-1999); Founder, Chairman and Chief Executive Officer of Nortek, Inc., a NYSE listed manufacturer of construction products (1967-1990); Chairman of the Board of Trustees of Roger Williams University; Former Director of Lynch Interactive Corporation and Spinnaker Industries, Inc.

		Served as	Business Experience And Principal Occupation For Last
		Director	5 Years; and Directorships in Public Corporations
Name	Age	From	and Investment Companies

Anthony R. Pustorino, CPA	78	2002	Professor Emeritus, Pace University (2001 to Present), Professor of Accounting, Pace University (1965 to 2001), and former Assistant Chairman, Accounting Department at Pace University; President and Shareholder of Pustorino, Puglisi & Co., P.C., CPAs (1961 to 1989); Instructor, Fordham University (1961-1965); Assistant Controller, Olivetti-Underwood Corporation (1957-1961); CPA with Peat, Marwick, Mitchell & Co., CPAs (1953-1957); former Chairman, Board of Directors of New York State Board for Public Accountancy; former Chairman, CPA Examination Review Board of National Association of State Boards of Accountancy; former Member of Council of American Institute of Certified Public Accountants; former Vice President, Treasurer, Director and member of Executive Committee of New York State Society of Certified Public Accountants; current Director or Trustee of twelve registered investment companies included within the Gabelli Funds Mutual Fund Complex.

OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

      There were five meetings of the Board of Directors during 2003.

      The Board of Directors has established four standing committees, the principal duties of which are described below:

Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews the independence of the independent auditors; reviews with management and the independent auditors the annual financial statements prior to their filing with the Securities and Exchange Commission; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation’s financial records and full cooperation of corporate personnel in connection with their audit of the Corporation’s records. The Audit Committee met five times during 2003. The present members are Messrs. Pustorino, Cerutti and Gray. The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the AMEX. Mr. Pustorino serves as Chairman and qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. See the Report of the Audit Committee on page 16. Attached as Exhibit A hereto is the amended and restated Charter of the Audit Committee.

Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation’s executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation Bonus Plan; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee did not meet during 2003. The present members are Messrs. Cerutti (Chairman), Gray and Pustorino. All members of the Committee are “independent” in accordance with the rules of The American Stock Exchange (AMEX).

Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Delaware law or by the By-laws of the Corporation, in the management and affairs of the Corporation during intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2003. The present members are Messrs. Papitto (Chairman) and Mario Gabelli.

Nominating Committee: The Nominating Committee includes Avrum Gray (Chairman), E. Val Cerutti, and Anthony Pustorino. The Committee did not meet during 2003. The purpose of the Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement the Company’s corporate governance policies, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. The Board of Directors has not yet adopted a charter for this Committee, but is in the process of preparing a Charter. All members of the Committee are “independent” in accordance with the rules of The American Stock Exchange (AMEX).

      In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee will consider criteria which include high professional ethics and values, relevant management and/or manufacturing experience and a commitment to enhancing shareholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. Candidates may come to the attention of the Committee from current Board members, shareholders, officers or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

      The Committee will consider shareholder recommendations of candidates when the recommendations are properly submitted. Any shareholder recommendations which are submitted under the criteria summa-

rized above should include the candidate’s name and qualifications for Board membership and should be addressed to:

          Corporate Secretary

          Lynch Corporation
          50 Kennedy Plaza
          Suite 1250
          Providence, RI 02903

      For purposes of potential nominees to be considered at the 2005 annual shareholders’ meeting, the Corporate Secretary must receive this information by December 5, 2004. The notice must include the candidate’s name, age, business address, residence address, principal occupation or employment, and the number of shares beneficially owned by the candidate. In addition, the notice must include the shareholder’s name and address.

      Shareholders may communicate with the Board of Directors, including the non-management directors, by sending an e-mail to Ray.Keller@lynch-mail.com or by sending a letter to the Lynch Corporation, 50 Kennedy Plaza, Suite 1250, Providence, RI 02903. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

      It is the Corporation’s policy that all directors attend the annual shareholders’ meetings. Six of the eight current directors attended last year’s annual meeting in person and one participated telephonically. Six of the eight current directors participated in each of the five board meetings and two directors participated in all but one meeting.

COMPENSATION OF DIRECTORS

      In 2003, Directors who were not employees received (i) a cash retainer of $3,000 per quarter, (ii) beginning August 7, a fee of $2,000 (formerly $1,000) for each meeting of the Board of Directors attended in person or telephonically that has a duration of at least one hour, (iii) effective August 7, a fee of $1,500 (formerly $500) for each Audit committee meeting the director attends in person or telephonically that has a duration of at least one hour, and (iv) effective August 7, a fee of $750 (formerly $500) for each Compensation Committee and each Executive Committee meeting attended in person. In addition, a director serving as audit committee chairman receives an additional $4,000 (formerly $1,000) annual cash retainer.

      The Vice Chairman of the Board of Directors receives a $50,000 annual stipend payable in equal quarterly installments.

      A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 12, 2004, certain information with respect to all persons each known to the Corporation to own beneficially more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation’s Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 9 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

	Amount and
	Nature of
Name of	Beneficial		Percent
Beneficial Owner*	Ownership		of Class

Mario J. Gabelli	270,641	(1)	18.10%
E. Val Cerutti	1,000	(2)	**
Avrum Gray	8,900	(3)	**
Ralph R. Papitto	180,952	(4)	10.80%
Richard E. McGrail	18,000	(4)	1.19%
Raymond H. Keller	18,000	(4)	1.19%
Anthony R. Pustorino	1,000	(5)	**
Marc J. Gabelli	201,241	(6)	13.46%

All Directors and Executive Officers as a group (8 in total)	699,734		40.88	%(7)

*	The address of each holder of more than 5% of the Common Stock is as follows: Both Mario J. Gabelli and Marc J. Gabelli — 401 Theodore Fremd Ave., Rye, NY 10580-1430, and Mr. Papitto — Sailfish Point, 6863 S.E. Isle Way, Stuart, FL 34996.

**	Represents holdings of less than one percent.

(1)	Includes (i) 183,541 shares of Common Stock owned directly by Mr. Mario Gabelli (including 8,768 held for the benefit of Mr. Gabelli under the Lynch Interactive Corporation’s 401(k) Savings Plan), (ii) 800 shares owned by a charitable foundation of which Mr. Gabelli is a trustee, (iii) 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has an approximate 5% interest, and (iv) 16,300 shares owned by Lynch Interactive Corporation, of which Mr. Gabelli is its Vice Chairman and Chief Executive Officer and the beneficial officer of approximately 23% of the outstanding common stock of Interactive. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation, by Lynch Interactive Corporation, and by the partnership, except for his 5% interest therein. Mr. Mario Gabelli has the authority to vote the 200,241 shares held by the Venator Merchant Fund that are beneficially owned by Mr. Marc Gabelli.

(2)	1,000 shares are jointly owned with his wife, with whom he shares voting and investment power.

(3)	Includes 3,400 shares owned by Mr. Gray, 500 shares owned by a partnership of which Mr. Gray is the general partner, 1,600 shares owned by a partnership of which Mr. Gray is one of the general partners, 1,400 shares owned by Mr. Gray’s wife and 2,000 shares owned by a partnership of which Mr. Gray’s wife is one of the general partners.

(4)	Includes 180,000, 18,000 and 18,000 shares, respectively, that may be acquired by the exercise of options granted to Messrs. Papitto, McGrail and Keller. None of the grants have been exercised.

(5)	All shares are owned directly.

(6)	Includes (i) 1,000 shares of Common Stock owned directly by Mr. Marc Gabelli; (ii) 200,241 shares beneficially owned by the Venator Merchant Fund, L.P. and Venator Global, LLC. Venator Global, LLC is deemed to have beneficial ownership of the Securities owned beneficially by Venator Merchant Fund, L.P.

Mr. Marc Gabelli is the sole general partner of the Venator Merchant Fund and a managing member of Venator Global, LLC.

Mr. Mario Gabelli has the authority to vote the 200,241 shares held by the Venator Merchant Fund LP that are beneficially owned by Mr. Marc Gabelli.

(7)	Percent of class is based upon 1,711,483 shares (1,495,483 outstanding shares and 216,000 option shares).

EXECUTIVE COMPENSATION

      The following table sets forth the compensation received in the Corporation’s last three completed fiscal years by the Corporation’s “named executive officers” as defined in Item 402(a)(3) of Regulation S-K.

Summary Compensation Table

					Long Term
					Compensation Awards
		Annual Compensation
					Stock
				Other Annual	Underlying		All Other
		Salary	Bonus	Compensation	Options	Payments	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	(#)(3)	($)	($)

Ralph R. Papitto	2003	250,000	0	0	—	—	0
Chairman of the Board	2002	270,000	0	0	—	—	0
Chief Executive Officer(5)	2001	40,000	0	37,333	180,000	—	0
Mario J. Gabelli	2003	0	0	50,000	—	—	0
Vice Chairman of the Board(4)	2002	0	0	100,000	—	—	0
	2001	100,000	0	0	—	—	0
Raymond H. Keller	2003	91,000	0	0	—	—	0
Vice President &	2002	70,475	0	0	—	—	0
Chief Financial Officer &	2001	18,800	0	0	24,000	—	0
Secretary(6)
Richard E. McGrail	2003	94,000	0	0	—	—	0
President & Chief Operating	2002	73,430	0	0	—	—	0
Officer(6)	2001	22,500	0	0	24,000	—	0

(1)	Bonuses earned in any fiscal year are generally paid during the following fiscal year.

(2)	For Mr. Gabelli, includes Vice-Chairman’s fee of $50,000 paid in 2003 and $100,000 paid in 2002. For Mr. Papitto, includes non-employee directors fees of $37,333 paid in 2001.

(3)	Represents shares of Common Stock of Lynch Corporation underlying stock options granted to Messrs. Papitto, McGrail and Keller during 2001.

(4)	Mr. Gabelli resigned as Chief Executive Officer of the Corporation in January 2000 upon the appointment of Louis A. Guzzetti, Jr. as President and Chief Executive Officer. When Mr. Guzzetti resigned as Chief Executive Officer on March 31, 2001, Mr. Gabelli was reappointed as Chief Executive

Officer and Chairman of the Board of Directors and served in those positions until August 17, 2001, when Mr. Papitto became Chief Executive Officer and Chairman of the Board of Directors. Since August 17, 2001, Mr. Gabelli has served as Vice Chairman of the Board of Directors.

(5)	Mr. Papitto was appointed Chief Executive Officer and Chairman of the Board of Directors on August 17, 2001.

(6)	On October 15, 2001, Mr. Keller was appointed Chief Financial Officer, Vice President and Secretary of the Corporation and Mr. McGrail was appointed President and Chief Operating Officer of the Corporation.

OPTION GRANTS IN LAST FISCAL YEAR

      There were no option grants in 2003.

AGGREGATED OPTIONS/ SAR EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION/ SAR VALUES

      The following table presents information regarding the exercise of stock options during 2003 by the named executive officers and the fiscal year-end value of their unexercised options:

			Number of Securities	Value of Unexercised In-
	Shares		Underlying Unexercised	The-Money
	Acquired On	Value	Options/SARs At Fiscal	Options/SARs
	Exercise	Realized	Year-End(#)	At Fiscal Year-End($)
Name(a)	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Ralph R. Papitto	0	0	180,000/0	0/0
Mario J. Gabelli	0	0	None/None
Raymond H. Keller	0	0	16,000/8,000	0/0
Richard E. McGrail	0	0	16,000/8,000	0/0

EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview and Philosophy

      The Executive Compensation and Benefits Committee (the “Committee”) of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation’s executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The composition of the Committee is described below.

      The objectives of the Corporation’s executive compensation program are to:

•	Support the achievement of desired Corporation performance.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

•	Evaluate the effectiveness of the Corporation’s incentives for key executives.

      The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Corporation performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.

Executive Officer Compensation Program

      The Corporation’s executive officer compensation program is comprised of base salary, cash bonus compensation, 401(k) Savings Plan, and other benefits generally available to employees of the Corporation.

Base Salary

      Base salary levels for the Corporation’s executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and the other executive officers is set forth in the “Summary Compensation Table” on page 8 of this Proxy Statement. Initial salaries for the Corporation’s executive officers were based upon a variety of judgmental factors, including their respective proposed responsibilities with the Corporation, their background and experience, and the size and nature of the Corporation’s business.

Bonus Plan

      The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation’s average shareholders equity at the beginning of such year. Shareholders’ equity is the average of shareholders equity at the beginning of the period and at the beginning of the two preceding years. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors.

      No bonuses were paid to the named executive officers in 2003, 2002 and 2001.

Lynch Corporation 401(k) Savings Plan

      All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

      The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant’s account is equal to 62.5% of the first $800 of the participant’s contribution. In addition, the employer may make a discretionary contribution of up to 37.5% of the first $800 of the participant’s contribution. A participant’s interest in both employee and employer contributions and earnings thereupon are fully vested at all times. Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants.

      The Company’s executive officers were not participants in the 401(k) Plan in 2003.

Benefits

      The Corporation provides medical, life insurance and disability benefits to the executive officers that are generally available to Corporation employees. There were no benefits of this nature applicable to the Company’s executive officers in 2003.

Compensation to Chief Executive Officer and Other Executive Officers

      Mr. Mario Gabelli was the Chief Executive Officer of the corporation until January 2000. Mr. Louis A. Guzzetti became President and Chief Executive Officer of the Corporation in January 2000 at a salary of $250,000. For 2000, the Committee recommended a salary of $150,000 to Mr. Gabelli in light of the Lynch Interactive Spin Off and Mr. Louis A. Guzzetti being hired as President and Chief Executive Officer of Lynch Corporation.

      When Mr. Guzzetti resigned as Chief Executive Officer on March 31, 2001, Mr. Gabelli agreed to be reappointed as Chief Executive Officer on an interim basis until a new Chief Executive Officer was appointed. Mr. Gabelli served as interim CEO until August 17, 2001 when Mr. Papitto was appointed Chief Executive Officer. For his service as Chairman (through March 31, 2001) and as Chairman and Chief Executive Officer (from April 1 through August 17, 2001), Mr. Gabelli received $100,000 in salary. On September 26, 2002, for his services as Vice Chairman of the Corporation, the Committee (Mr. Gabelli abstaining) awarded Mr. Gabelli an annual Vice Chairman fee of $50,000 per year, retroactive to 2001.

      At a meeting of the entire Board of Directors on August 17, 2001, based upon the recommendation of Mr. Gabelli, the Board unanimously appointed Mr. Papitto as Chief Executive Officer and Chairman of the Board of Directors.

      At a meeting of the entire Board of Directors on December 10, 2001, based upon the unanimous recommendation of the Executive Compensation and Benefits Committee (with Mr. Papitto abstaining), the Board of Directors unanimously: (a) authorized the payment of a salary to Mr. Papitto as Chief Executive Officer at the rate of $125,000 per annum for the period from August 17, 2001 to December 31, 2001 and at the rate of $250,000 per annum thereafter, and (b) authorized the Corporation, subject to shareholder approval, to grant to Mr. Papitto a stock option to purchase 180,000 shares of the Corporation’s Common Stock at an exercise price of $17.50 per share (being the then fair market value of the Common Stock). At the same meeting, the Board also unanimously: (a) authorized the payment of a salary to each of Mr. McGrail as President and Chief Operating Officer and Mr. Keller as Chief Financial Officer at the rate of $50,000 per annum commencing January 1, 2002 and (b) authorized the Corporation, subject to shareholder approval, to grant to each of Mr. McGrail and Mr. Keller a stock option to purchase 24,000 shares of the Corporation’s Common Stock, also at an exercise price of $17.50 per share.

E. Val Cerutti, Chairman of the
Executive Compensation and Benefits Committee
Avrum Gray (Member)
Anthony R. Pustorino (Member)

Compensation Committee Interlocks and Insider Participation

      From December 10, 2001, until March 18, 2004, the Committee has consisted of Mr. Gabelli (Chairman), Mr. Cerutti and Mr. Papitto. Mr. Papitto has been Chief Executive Officer of the Corporation since August 17, 2001. Since March 18, 2004, this Committee has been comprised of Messrs. Cerutti, Gray and Pustorino, all of whom are non-employee independent directors.

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 2003 with the cumulative total return over the same period (i) on the broad market, as measured by the American Stock Exchange Market Value Index, and (ii) on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the two Standard Industrial Classification (SIC) codes within which the Corporation conducts the bulk of its business operations: SIC Code 355, Special Industry Machinery; and SIC Code 367, Electronic Components Accessories. The data presented in the graph assumes that $100 was invested in the Corporation’s Common Stock and in each of the indexes on December 31, 1998 and that all dividends were reinvested.

      Also presented in the graph is a peer group trend line representing total returns for a former peer group which utilized SIC Code 4813, Telephone Communications except Radio Telephones and SIC Code 4213, Trucking, except Local, and SIC Code 267 converted paper and paper products, except boxes. The Corporation made the switch because its Telephone Communications and Trucking operations were spun off in September 1999. SIC Code 267 is included in the Corporation’s former peer group because it represents the industry served by one of the Corporation’s subsidiaries, Spinnaker Industries, Inc. (“Spinnaker”) until deconsolidated on September 30, 2001.

FISCAL YEAR ENDING

	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003

Lynch Corporation	$100.00	$36.61	$60.99	$25.53	$10.99	$14.82

Old Peer Group (267, 4213, 4813)	$100.00	$129.14	$112.33	$114.59	$116.22	$151.34

AMEX Market Index	$100.00	$124.67	$123.14	$117.47	$112.78	$153.50

New Peer Group (355, 367)	$100.00	$234.55	$163.00	$149.65	$82.64	$150.86

ASSUMES $100 INVESTED ON JANUARY 1, 1999

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2003

     On September 1 1999, the Corporation spun off Lynch Interactive Corporation which owned the multimedia and services businesses previously owned by the Corporation. As a result, the returns for the pre and post Spin Off periods are not comparable. On September 1, 1999, the Corporation’s stock traded without giving effect to the Spin Off and closed at $87. On September 2, 1999, giving effect to the Spin Off, the Corporation’s stock closed at $33 and Lynch Interactive’s stock closed at $28 (after giving effect to a 2-for-1 stock split on September 12, 2000). On December 31, 1999, the Corporation’s stock closed at $25 13/16 and Lynch Interactive’s stock closed at $49 15/16 (after giving effect to a 2-for-1 stock split on September 12, 2000).

TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

      Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 2003, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities was less than $60,000.

      The Corporation’s principal executive offices in Providence, Rhode Island are shared with Avtek Inc. (“Avtek”) a private holding company co-owned by Mr. Papitto and Mr. Gabelli until November 27, 2002 and now controlled by Mr. Papitto. Since August 2001, Avtek and the Corporation have shared, on an approximately equal basis, (i) all occupancy costs of the shared premises and (ii) the salary expense of certain persons employed by Avtek at the premises (including Mr. McGrail, the Corporation’s President and Chief Operating Officer and Mr. Keller, the Corporation’s Chief Financial Officer, and other administrative and clerical personnel) whose services are provided to both the Corporation and Avtek. The Corporation’s share of such occupancy and salary costs in 2003 was $344,000, a portion of which represents compensation to Mr. McGrail and Mr. Keller that is reported in the Summary Compensation Table on page 9 of this Proxy Statement.

INDEPENDENT AUDITORS

Independent Public Accountants

      Ernst & Young LLP has audited the books of the Corporation for many years.

      Ernst & Young LLP has been reappointed to audit the consolidated financial statements of the Corporation for the year ended December 31, 2003 and to report the results of their audit to the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from shareholders. The Corporation has not yet selected a principal auditor for 2004 because it wanted to finalize the 2003 audit before considering auditors for 2004.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG, LLP

Audit Fees

      Audit fees incurred by Lynch Corporation from Ernst & Young LLP for all services performed to comply with auditing standards generally accepted in the United States totaled $262,450 for 2003 and $300,100 for

2002. Audit fees for 2003 and 2002 include the audit of the Corporation’s annual financial statements and review of those financial statements included in the Corporation’s quarterly reports on Form 10-Q, and certain accounting consultations.

Audit Related Fees

      Audit related fees billed to Lynch Corporation by Ernst & Young LLP totaled $20,000 and $22,500 in 2003 and 2002 respectively. Audit related services generally include fees for services performed relating to employee benefit plans.

Tax Fees

      Fees billed to Lynch Corporation by Ernst & Young LLP for tax services performed totaled $39,958 and $5,280 for 2003 and 2002 respectively. Tax services include fees for services performed related to tax compliance and customs services.

All Other Fees

      Lynch Corporation was not billed for non-audit services by Ernst & Young LLP during 2003 and 2002.

Report of the Audit Committee

      The Audit Committee is composed of 3 “independent” directors as defined in the American Stock Exchange listing standards (Mr. Pustorino, Chairman, who meets the standards of a “audit committee financial expert”, Mr. Cerutti and Mr. Gray) and operates under a revised written charter adopted by the Board of Directors on February 5, 2004. The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors, reviews the financial information issued to shareholders and others, including a discussion of the quality, not just the acceptability of the accounting principles; the reasonableness of significant judgments; and the clarity of discussions in the financial statements, and monitors the systems of internal control and the audit process. Management has primary responsibility for the financial statements and the reporting process.

      The Audit Committee has met and held discussions with management and the independent auditors. In our discussion, management has represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and Ernst & Young LLP, the Corporation’s independent auditors. The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. There were five such meetings in 2003. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Corporation’s independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has considered and discussed with Ernst & Young the firm’s independence and the compatibility of the non-audit services provided by the firm with its independence.

      Based on the Audit Committee’s review of the audited financial statements and the various discussions noted above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, and the Board has approved this recommendation.

AUDIT COMMITTEE

Anthony R. Pustorino (Chairman)
E. Val Cerutti (Member)
Avrum Gray (Member)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation’s directors, executive officers and holders of more than 10% of the Corporation’s Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Corporation. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation’s review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 2003, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them. Mr. Cerutti’s report of ownership on Form 5 was inadvertently filed late.

PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders intended to be presented at the 2005 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 50 Kennedy Plaza, Suite 1250, Providence, Rhode Island 02903, by no later than December 16, 2004, for inclusion in the Corporation’s proxy statement and form of proxy relating to the 2005 Annual Meeting.

      The date after which notice of a shareholder proposal intended to be submitted to the next annual meeting of the Corporation outside the processes of Rule 14a-8 will be considered untimely is March 1, 2005. If not received by that date, the persons named in the form of proxy accompanying the notice of meeting may vote on any such proposal in their discretion.

MISCELLANEOUS

      The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

      The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 445 Park Avenue, 5th Floor, New York, New York, 10022 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

ANNUAL REPORT

      The Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2003, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.

By Order of the Board of Directors

RAYMOND H. KELLER
Secretary

Dated: April 13, 2004

EXHIBIT A

LYNCH CORPORATION

AUDIT COMMITTEE CHARTER
(Amended and Restated as of February 5, 2004)

I.     Organization

      This Charter governs the operations of the Lynch Corporation (the “Company”) Audit Committee (the “Committee”). The Committee shall be appointed by the Board of Directors and shall consist of at least three directors, each of whom are “independent” of management and the Company and are “financially literate” as those terms are used by the Securities and Exchange Commission (“SEC”) and the American Stock Exchange (“AMEX”) and at least one of whom is “financially sophisticated” as that term is used by the AMEX. An “audit committee financial expert” within the meaning of SEC regulations is presumed to qualify as “financially sophisticated”. The Committee shall meet at least quarterly.

II.     Statement of Purpose

      The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others, with respect to the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance, conflict of interest and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose. The Company shall provide adequate funding for the Committee to enable the Committee to carry out its duties under this charter.

III.     Responsibilities and Processes

A.     General

      1. The Committee’s responsibility is to oversee the Company’s financial reporting process. The Company’s responsibility is to maintain appropriate systems for accounting and internal control and for the preparation, presentation and integrity of the Company’s financial statements. The independent auditors responsibility is to audit those statements. The auditors are ultimately responsible to the Board and the Committee as representatives of shareholders. The Committee recognizes that financial management and the independent auditors have more time, knowledge and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee does not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

      2. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order best to react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practice, and ethical behavior. At least annually, it shall perform an evaluation of its performance to determine whether it is functioning effectively and shall review and reassess the adequacy of this Charter and obtain approval for its continued adoption by the full Board of Directors.

      3. The Committee is authorized to investigate any matters within its scope of responsibilities or as delegated to it by the Board of Directors.

B.     Specific

      The following are the principal processes of the Committee in carrying out its oversight responsibilities. They are set forth as guides with the understanding that the Committee may amend or supplement them as appropriate.

1. The Committee is responsible for the appointment, retention, termination, compensation and evaluation of the independent auditors.

2. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

3. The Committee is authorized to retain independent counsel and other advisors to assist it in carrying out its responsibilities under this charter.

4. The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing. It shall discuss with management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor business risk, and legal and ethical compliance programs. It shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations and any other matters required to be communicated to the Committee under generally accepted auditing standards.

5. At least annually, the Committee shall obtain and review formal written reports by the independent auditors describing:

a. the firm’s internal quality control procedures;

b. any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities;

c. all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1, to enable the Committee to evaluate the auditors’ attestation of their independence;

d. their reasoning in accepting or questioning sensitive accounting estimates by management;

e. their conclusions regarding any serious disagreements with management encountered during the course of the audit.

6. The Committee shall review management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year and the independent auditors’ assessment report on management’s assessment.

7. The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Business Conduct Policy).

8. The Committee shall receive regular reports from the independent auditors delineating the critical accounting policies and practices of the Company; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management including:

a. ramifications of the use of such alternatives; and

b. the treatment preferred by the independent auditors; material written communications between the independent auditors and management such as management letters and schedules of unadjusted differences; and their reasoning for not recognizing material audit adjustments the auditors proposed.

9. The Committee shall resolve disagreements between management and the independent auditors regarding financial reporting.

10. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty. It shall adopt procedures for handling:

a. The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

b. The confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

11. The Committee shall set hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

12. The Committee shall review the interim financial statements with management and the independent auditors prior to any earnings release and prior to the filing of the Company’s Quarterly Report on Form 10-Q. It shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of its review.

13. The Committee shall meet separately with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee.

14. The Committee shall review with management and the independent auditors, prior to any press release and prior to filing, the financial statements to be included in the Company’s annual report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality and appropriateness, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements. It shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

15. The Committee shall review the management discussion and analysis of financial condition and results of operations included in the Company’s annual report and oversee the CEO and CFO’s certifications of periodic reports required under the Securities and Exchange Act of 1934.

16. The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

17. The Committee shall report to the Board of Directors on a regular and timely basis.

18. On an annual basis, the Committee shall:

a. review and reassess the adequacy of this charter and recommend to the full Board any changes the Committee deems appropriate; and

b. evaluate its performance as a whole and that of its individual members to assess whether it is functioning effectively.

IV.     Limitation

      Nothing in this Charter is intended to alter in any way the standard of conduct that applies to any of the directors of the Corporation under the Indiana Business Corporation Law, as amended, and this Charter does not impose, nor shall it be interpreted to impose, any duty on any director greater than, or in addition to, the duties or standards established by the Indiana Business Corporation Law.

LYNCH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned shareholder of LYNCH CORPORATION (the “Corporation”) hereby appoints Raymond H. Keller and Richard E. McGrail, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 6, 2004 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters proposed by the Corporation as specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

     The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1 and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting.

(continued and to be signed on the reverse side)

FOLD AND DETACH HERE

Please mark your vote as indicated in this example: [x]

Item 1: Election of Directors Duly Nominated:

01 E. Val Cerutti, 02 Avrum Gray, 03 Mario J. Gabelli, 04 Ralph R. Papitto and 05 Anthony R. Pustorino. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “For All Except” and write such name or names on the space provided below.)

[ ] For All	[ ] Withhold All	[ ] For All Except

Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

Dated: , 2004

(L.S.) (Signature of Shareholder)

(L.S.) (Signature of Shareholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

LYNCH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned shareholder of LYNCH CORPORATION (the “Corporation”) hereby appoints Fleet National Bank Retirement Services, as Trustee for shares of the Corporation’s Common Stock held in the Lynch Corporation 401(k) Savings Plan and/or the Lynch Interactive Corporation 401(k) Savings Plan, Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 6, 2004 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters proposed by the Corporation as specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

     The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1 and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting.

(continued and to be signed on the reverse side)

FOLD AND DETACH HERE

Please mark your vote as indicated in this example:   ☑

Item 1:	Election of Directors Duly Nominated:

01 E. Val Cerutti, 02 Avrum Gray, 03 Mario J. Gabelli, 04 Ralph R. Papitto and 05 Anthony R. Pustorino.

☐ For All	☐ Withhold All	☐ For All Except

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “For All Except” and write such name or names on the space provided below.)

Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

Dated:____________, 2004

(L.S.)

(Signature of Shareholder)

(L.S.)

(Signature of Shareholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

* Fold and Detach Here *